[Letterhead of Goodwin, Procter & Hoar LLP]


                                                                     EXHIBIT 5.1

                                  July 16, 1998



T Cell Sciences, Inc.
119 Fourth Avenue
Needham, MA 02494

         Re:      Legality of Securities to be Registered
                  under Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel for T Cell Sciences, Inc., a Delaware corporation ("T Cell"), in connection with the merger of TC Merger Corp., a Delaware corporation and wholly-owned subsidiary of T Cell ("Acquisition Sub"), with and into Virus Research Institute, Inc., a Delaware corporation ("VRI"), with VRI surviving the merger as a wholly-owned subsidiary of T Cell (the "Merger"), pursuant to the Agreement and Plan of Merger by and among T Cell, Acquisition Sub and VRI, dated as of May 12, 1998 (the "Merger Agreement").

         Upon consummation of the Merger, T Cell will be issuing shares of its common stock, par value $.001 per share (the "Common Stock"), and warrants to purchase shares of its Common Stock (the "Warrants"). T Cell has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended, which Registration Statement covers the Common Stock and Warrants to be issued in connection with the Merger.

         In connection with rendering this opinion, we (i) have assumed that, prior to the consummation of the Merger, the number of authorized shares of Common Stock will be increased from 50,000,000 to 75,000,000 and (ii) have examined the Third Restated Certificate of Incorporation and the By-Laws of T Cell, each as amended, restated and supplemented and as on file with the Secretary of State of the State of Delaware, such records of the corporate proceedings of T Cell as we deemed material, the Registration Statement and the exhibits thereto, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and


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                          GOODWIN, PROCTER & HOAR LLP

T Cell Sciences, Inc.
July 16, 1998
Page 2



others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of T Cell representatives or officers thereof.

         We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Delaware General Corporation Law, and also express no opinion with respect to the blue sky or securities laws of any state, including Delaware.

         Based upon the foregoing, we are of the opinion that under the Delaware General Corporation Law, pursuant to which T Cell was incorporated, upon the issuance of the Common Stock and Warrants in accordance with the terms of the Merger Agreement, the Common Stock and Warrants will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement.




                                                Very truly yours,

                                                /s/ Goodwin, Procter & Hoar LLP

                                                Goodwin, Procter & Hoar LLP